UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 13, 2018 (April 9, 2018)

L.B. Foster Company
(Exact name of registrant as specified in its charter)

Pennsylvania	000-10436	25-1324733
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

415 Holiday Drive, Pittsburgh, Pennsylvania		15220
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (412) 928-3400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

L.B. Foster Company (the “Company”) announced that, on April 9, 2018, its Board of Directors (the “Board”) appointed Mr. Todd M. James as Controller and principal accounting officer of the Company, with his term commencing effective April 30, 2018 (the “Start Date”). Mr. James will serve in such positions until a successor has been selected and qualified or until his earlier separation or removal.

Mr. James, age 36, most recently served as Senior Director, Technical Accounting & Financial Reporting, at EQT Corporation and, prior to its merger with EQT Corporation, Rice Energy Inc., which companies are engaged in the acquisition, exploration, and development of natural gas, oil, and natural gas liquid properties, from December 2014 to February 2018. In such capacity, Mr. James was responsible for leading technical accounting and external financial reporting departments, ensuring appropriate accounting treatment of complex accounting transactions, and meeting regulatory filing requirements. Prior to EQT/Rice, Mr. James was employed by PricewaterhouseCoopers, LLP, from August 2005 to November 2014, last serving as Senior Manager, Assurance, where he handled overall execution of the audit process in accordance with SEC, PCAOB, and AICPA requirements. Mr. James is a Certified Public Accountant and holds a Bachelor of Science degree in Business Administration, Master’s Certificate in Forensic Accounting and Fraud Investigation, and Master’s Degree in Public Accountancy from West Virginia University.

Robert P. Bauer, President and Chief Executive Officer of the Company, commented on the appointment, “I am very pleased that Todd has decided to join the management team. He brings to the position of Controller valuable technical accounting and public company experience.”

In connection with his employment with the Company, Mr. James will be paid an annual base salary of $205,000 and will be eligible to receive a 2018 cash bonus (at target) equal to 35% of his base salary, if earned. On the Start Date, Mr. James will be granted long-term incentive awards under the Company’s equity plan with a target payout of $85,000, consisting of 25% payable in restricted stock vesting in 33 1/3% increments over three years (subject to his continued employment with the Company), and 75% in performance share units which, if earned, based upon the achievement of the applicable performance goals, would be paid at the end of the three-year performance period. Additionally, on the Start Date he will be granted an award of 4,000 shares of restricted stock which will vest 50% on the second anniversary of the date of the grant, and 25% on each of the third and fourth anniversaries of the grant date, subject to his continued employment with the Company. As an officer of the Company, he will be entitled to the benefit of the Company’s directors’ and officers’ insurance, Company-paid long-term disability and life insurance premiums, financial counseling, a Company car allowance, participation in the Supplemental Executive Retirement Plan, and separation payments under the Company Key Employee Separation Plan in the event of both a change in control and qualifying termination of employment. He will also be eligible to participate in other medical and benefit programs generally offered to employees of the Company. Mr. James has signed a Confidentiality, Intellectual Property, and Non-Compete Agreement which provides for restrictions on competition for one year post-separation, and non-solicitation of customers and employees for two years after termination of employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L.B. FOSTER COMPANY
(Registrant)

Date:	April 13, 2018	/s/ Patrick J. Guinee
Patrick J. Guinee
Senior Vice President,
General Counsel, and Corporate Secretary